Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-115056, 333-165571, and 333-198208 for the Hospira 2004 Long-Term Stock Incentive Plan, Nos. 333-115058 and 333-120074 for the Hospira 401(k) Retirement Savings Plan, No. 333-127844 for the Hospira Puerto Rico Retirement Savings Plan, and No. 333-153169 for the Hospira Non-Qualified Savings and Investment Plan, on Form S-8 and Registration Statement No. 333-190256 on Form S-3 of our reports dated February 12, 2015, relating to the financial statements and the financial statement schedule of Hospira, Inc. and subsidiaries ("Hospira, Inc."), and the effectiveness of Hospira, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hospira, Inc., for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 12, 2015